Exhibit 99.1
EAGLE FINANCIAL SERVICES, INC.
ANNOUNCES 2020 FIRST QUARTER

Contact:    Kathleen J. Chappell, Executive Vice President and CFO        540-955-2510
kchappell@bankofclarke.com
BERRYVILLE, VIRGINIA (May 1, 2020) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, reported continued strong performance for the first quarter of 2020. On April 22, 2020, the Board of Directors announced a quarterly common stock cash dividend of $0.26 per common share, payable on May 18, 2020, to shareholders of record on May 4, 2020. Select highlights for the first quarter include:

•	Net income of $2.4 million

•	Loan growth of $29.3 million

•	Deposit growth of $18.5 million

•	Basic and diluted earnings per share of $0.71
Brandon Lorey, President and CEO, stated “Although currently piloting through what will likely be a rather tumultuous second quarter from both an economic and public health perspective, I am pleased to announce that the Company demonstrated a very strong first quarter for 2020. The Bank realized solid net loan and deposit growth for the quarter at $29.3 million and $18.5 million, respectively. Continuing its long-standing tradition of returning value to its shareholders, the Company again approved a $0.26 dividend per common share for the quarter. Despite stay at home orders, adjusted branch schedules, and an altogether new “Normal," the Bank of Clarke County maintains its commitment to providing outstanding service to our customers through our online, call center, and retail drive-thru channels.”
Income Statement Review
Net income for the quarter ended March 31, 2020 was $2.4 million reflecting a decrease of 13.8% from the quarter ended December 31, 2019 and a decrease of 5.06% from the quarter ended March 31, 2019. The decrease from the quarter ended December 31, 2019 to the quarter ended March 31, 2020 was mainly driven by increased noninterest expenses. Net income was $2.8 million for the three-month period ended December 31, 2019 and $2.6 million for the quarter ended March 31, 2019.
Net interest income for the quarter ended March 31, 2020 and December 31, 2019 was $8.0 million. Net interest income was $7.6 million for the quarter ended March 31, 2019. The increase in net interest income from the quarter ended March 31, 2019 resulted primarily from growth in the Company’s loan portfolio.
Total loan interest income was $7.9 million for the quarters ended March 31, 2020 and December 31, 2019. Total loan interest income was $7.5 million for the quarter ended March 31, 2019. Total loan interest income increased $421 thousand or 5.60% from the quarter ended March 31, 2019 to the quarter ended March 31, 2020. Average loans for the quarter ended March 31, 2020 were $657.7 million compared to $640.7 million for the quarter ended December 31, 2019. For the quarter ended March 31, 2019, total average loans were $608.3 million. The tax equivalent yield on average loans for the quarter ended March 31, 2020 was 4.87%, a decrease of four basis points from 4.91% for the quarter ended December 31, 2019 and down 16 basis points from the 5.03% average yield for the same time period in 2019. Interest and dividend income from the investment portfolio was $1.1 million for the quarter ended March 31, 2020 compared to $1.0 million for the quarter ended December 31, 2019. Interest income and dividend income from the investment portfolio was $1.0 million for the quarter ended March 31, 2019. Average investments for the quarter ended March 31, 2020 were $161.8 million compared to $149.2 million for the quarter ended December 31, 2019. Average investments were $144.1 million for the quarter ended March 31, 2019. The tax equivalent yield on average investments for the quarter ended March 31, 2020 was 2.80%, up two basis basis points from the quarter ended December 31, 2019 and down 32 basis points from 3.12% for the same time period in 2019.

Total interest expense was $1.1 million for the three months ended March 31, 2020 and December 31, 2019 and $969 thousand for three months ended 2019. The increase in interest expense from the quarter ended March 31, 2019 resulted mostly from the growth of the deposit portfolio. The average cost of interest-bearing liabilities decreased two basis points when comparing the quarter ended March 31, 2020 to the quarter ended December 31, 2019. The average balance of interest-bearing liabilities increased $26.6 million from the quarter ended December 31, 2019 to the quarter ended March 31, 2020.The average cost of interest-bearing liabilities decreased one basis point when comparing the quarter ended March 31, 2020 to the same period in 2019. The average balance of interest-bearing liabilities increased $62.4 million from the quarter ended March 31, 2019 to the same period in 2020.
The net interest margin was 3.86% for the quarter ended March 31, 2020. For the quarters ended December 31, 2019 and March 31, 2019, the net interest margin was 3.90% and 4.14%, respectively. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.
Noninterest income was $1.7 million for the quarter ended March 31, 2020, which represented a decrease of $128 thousand or 7.04% from the $1.8 million for the three months ended December 31, 2019. Noninterest income for the quarter ended March 31, 2019 was $1.8 million. These decreases were driven mostly by the decrease in other service charges and fees. For the quarter ended March 31, 2020, other service charges and fees decreased $61 thousand or 5.24% when compared to the three months ended December 31, 2019. These decreases results from the decreases in ATM fees, service release premiums and commissions from sales of non-deposit investments.
Noninterest expense increased $565 thousand, or 8.95%, to $6.9 million for the quarter ended March 31, 2020 from $6.3 million for the quarter ended December 31, 2019. Noninterest expense was $6.2 million for the quarter ended March 31, 2019, representing an increase of $644 thousand or 10.34% when comparing to the quarter ended March 31, 2020 to the quarter ended March 31, 2019. Much of these increases resulted from the increase in salaries and benefits expenses. Annual pay increases, hiring of additional employees and increased benefits expenses have attributed to these increases.
Asset Quality and Provision for Loan Losses
Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased from $2.4 million or 0.27% of total assets at December 31, 2019 to $2.1 million or 0.24% of total assets at March 31, 2020. This decrease resulted from slight decreases in nonaccrual loans. Nonperforming assets were $3.4 million at March 31, 2019. Total nonaccrual loans were $1.7 million at March 31, 2020 and $2.2 million at December 31, 2019. Nonaccrual loans were $3.3 million at March 31, 2019. The majority of the nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Other real estate owned increased from $183 thousand at December 31, 2019 to $442 thousand at March 31, 2020 due to the foreclosure of one commercial property during the first quarter of 2020.
The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At March 31, 2020, the Company had 17 troubled debt restructurings totaling $2.7 million. Approximately $2.6 million or 13 loans are performing loans, while the remaining loans are on non-accrual status. At December 31, 2019, the Company had 18 troubled debt restructurings totaling $3.0 million. Approximately $2.6 million or 14 loans were performing loans, while the remaining loans were on non-accrual status.

The Company realized $511 thousand in net recoveries for the quarter ended March 31, 2020 versus net recoveries of $20 thousand for the three months ended December 31, 2019 while $35 thousand in net recoveries were recognized for the three months ended March 31, 2019. The amount of provision for loan losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company recorded a negative provision for loan losses of $97 thousand for the quarter ended March 31, 2020. The Company recognized a provision for loan losses of $62 thousand and $194 thousand for the quarters ended December 31, 2019 and March 31, 2019, respectively. The negative provision for the quarter ended March 31, 2020 resulted mostly from a large recovery from a large commercial loan that was charged off during 2019. The ratio of allowance for loan losses to total loans was 0.80% at March 31, 2020 and 0.77% at December 31, 2019, respectively. The ratio of allowance for loan losses to total loans was 0.92% at March 31, 2019. The ratio of allowance for loan losses to total nonaccrual loans was 317.42% at March 31, 2020. The ratio of allowance for loan losses to total nonaccrual loans was 227.59% and 173.85% at December 31, 2019 and March 31, 2019, respectively. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.
Total Consolidated Assets
Total consolidated assets of the Company at March 31, 2020 were $898.9 million, which represented an increase of $21.6 million or 2.46% from total assets of $877.3 million at December 31, 2019. At March 31, 2019 total consolidated assets were $808.7 million. Total loans increased $29.3 million from $644.8 million at December 31, 2019 to $674.0 million at March 31, 2020. Total securities decreased $8.5 million from $166.2 million at December 31, 2019, to $157.7 million at March 31, 2020. At March 31, 2019 total investment securities were $145.1 million and total loans were $619.2 million.
Deposits and Other Borrowings
Total deposits increased $18.5 million to $790.0 million at March 31, 2020 from $771.5 million at December 31, 2019. At March 31, 2019 total deposits were $707.4 million.
The Company had no outstanding borrowings from the Federal Home Loan Bank of Atlanta at March 31, 2020, December 31, 2019 or March 31, 2019.
Equity
Shareholders’ equity was $99.8 million at March 31, 2020 and $96.3 million at December 31, 2019. Shareholders’ equity was $91.2 million at March 31, 2019. The book value of the Company at March 31, 2020 was $29.47 per common share. Total common shares outstanding were 3,409,688 at March 31, 2020. On April 22, 2020, the board of directors declared a $0.26 per common share cash dividend for shareholders of record as of May 4, 2020 and payable on May 18, 2020.
COVID-19 Impacts

The COVID-19 crisis has changed our communities, both in the way we live and the way we do business. While circumstances continue to change at a rapid pace, the Company is steadfastly working to meet and exceed the needs of its customers, employees and the communities in which it does business. Customers’ banking needs have continued to be fulfilled through multiple banking channels including mobile, digital and adjusted-schedule physical.  In efforts to assist local businesses during this pandemic, the Company has approved 542 Small Business Association Paycheck Protection Program ("SBA PPP") loans, totaling $73 million as of April 23, 2020 with over 91% ($67MM) already in the hands of our community’s small businesses. In addition to local small businesses, the Company is also working with its consumer and commercial customers through its loan deferral program whereby customers experiencing hardships due to COVID-19 may be granted a deferral in loan payments for up to 90 days. As of April 23, 2020, the Company has approved 134 deferrals with oan balances totaling approximately $74 million for its customers experiencing hardships related to COVID-19.
Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the effects of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity requirements; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.
KEY STATISTICS

	For the Three Months Ended
	1Q20	4Q19	3Q19	2Q19	1Q19
Net Income (dollars in thousands)	$2,441	$2,831	$2,231	$2,126	$2,571
Earnings per share, basic	$0.71	$0.83	$0.65	$0.62	$0.74
Earnings per share, diluted	$0.71	$0.83	$0.65	$0.62	$0.74
Return on average total assets	1.10%	1.30%	1.05%	1.04%	1.31%
Return on average total equity	10.02%	11.80%	9.44%	9.37%	11.74%
Dividend payout ratio	36.62%	31.33%	38.46%	40.32%	33.78%
Fee revenue as a percent of total revenue	17.38%	18.76%	21.05%	19.33%	17.30%
Net interest margin(1)	3.86%	3.90%	4.01%	4.02%	4.14%
Yield on average earning assets	4.39%	4.42%	4.58%	4.57%	4.67%
Yield on average interest-bearing liabilities	0.86%	0.88%	0.94%	0.92%	0.87%
Net interest spread	3.53%	3.54%	3.64%	3.66%	3.79%
Tax equivalent adjustment to net interest income (dollars in thousands)	$68	$74	$82	$88	$92
Non-interest income to average assets	0.76%	0.83%	1.05%	0.92%	0.94%
Non-interest expense to average assets	3.11%	2.90%	3.50%	3.34%	3.17%
Efficiency ratio(2)	70.42%	64.11%	72.28%	70.68%	65.18%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.
SELECTED FINANCIAL DATA BY QUARTER

	1Q20	4Q19	3Q19	2Q19	1Q19
BALANCE SHEET RATIOS
Loans to deposits	85.32%	83.57%	86.79%	87.45%	87.53%
Average interest-earning assets to average-interest bearing liabilities	163.80%	167.77%	166.55%	167.00%	167.37%
PER SHARE DATA
Dividends	$0.26	$0.26	$0.25	$0.25	$0.24
Book value	29.47	28.23	27.73	27.22	26.50
Tangible book value	29.47	28.23	27.73	27.22	26.50
SHARE PRICE DATA
Closing price	$23.91	$31.05	$29.52	$31.00	$30.55
Diluted earnings multiple(1)	8.42	9.35	11.35	12.50	10.32
Book value multiple(2)	0.81	1.10	1.06	1.14	1.15
COMMON STOCK DATA
Outstanding shares at end of period	3,409,688	3,430,103	3,439,980	3,431,516	3,459,549
Weighted average shares outstanding	3,451,775	3,433,749	3,436,660	3,425,305	3,458,213
Weighted average shares outstanding, diluted	3,451,775	3,433,749	3,436,660	3,425,305	3,458,213
CAPITAL RATIOS
Total equity to total assets	11.10%	10.98%	11.11%	11.13%	11.28%
CREDIT QUALITY
Net charge-offs to average loans	(0.08)%	—%	0.10%	0.57%	(0.02)%
Total non-performing loans to total loans	0.26%	0.34%	0.33%	0.70%	0.53%
Total non-performing assets to total assets	0.24%	0.27%	0.30%	0.53%	0.42%
Non-accrual loans to:
total loans	0.26%	0.34%	0.32%	0.69%	0.53%
total assets	0.19%	0.25%	0.24%	0.53%	0.40%
Allowance for loan losses to:
total loans	0.80%	0.77%	0.77%	0.79%	0.92%
non-performing assets	251.82%	210.00%	190.98%	113.22%	168.39%
non-accrual loans	317.42%	227.59%	237.66%	114.98%	173.85%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$—	$—	$61	$68	$—
Non-accrual loans	1,697	2,185	2,058	4,379	3,270
Other real estate owned and repossessed assets	442	183	442	—	106
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$67	$32	$311	$960	$10
(Recoveries)	(578)	(52)	(50)	(54)	(45)
Net charge-offs (recoveries)	(511)	(20)	261	906	(35)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$(97)	$62	$117	$256	$194
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$4,973	$4,891	$5,035	$5,685	$5,456
Provision	(97)	62	117	256	194
Net charge-offs (recoveries)	(511)	(20)	261	906	(35)
Balance at the end of period	$5,387	$4,973	$4,891	$5,035	$5,685

(1)
The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	Unaudited 03/31/2020	Audited 12/31/2019	Unaudited 9/30/2019	Unaudited 6/30/2019	Unaudited 03/31/2019
Assets
Cash and due from banks	$22,757	$33,407	$38,916	$18,133	$12,214
Federal funds sold	288	252	240	228	—
Securities available for sale, at fair value	157,659	166,200	139,351	142,864	145,145
Loans, net of allowance for loan losses	668,645	639,787	633,389	634,161	613,523
Bank premises and equipment, net	19,179	19,297	19,363	19,152	19,209
Other assets	30,349	18,377	20,160	18,966	18,626
Total assets	$898,877	$877,320	$851,419	$833,504	$808,717
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$271,508	$269,171	$265,483	$253,751	$255,567
Savings and interest bearing demand deposits	377,677	364,175	348,436	356,301	336,109
Time deposits	140,814	138,198	121,481	120,872	115,763
Total deposits	$789,999	$771,544	$735,400	$730,924	$707,439
Federal funds purchased	—	—	—	—	355
Federal Home Loan Bank advances	—	—	10,000	—	—
Other liabilities	9,079	9,450	11,390	9,838	9,739
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$799,078	$780,994	$756,790	$740,762	$717,533
Shareholders’ Equity
Preferred stock, $10 par value	$—	$—	$—	$—	$—
Common stock, $2.50 par value	8,466	8,529	8,532	8,519	8,603
Surplus	10,578	11,406	11,472	11,183	12,116
Retained earnings	76,457	74,909	72,970	71,599	70,328
Accumulated other comprehensive income	4,298	1,482	1,655	1,441	137
Total shareholders’ equity	$99,799	$96,326	$94,629	$92,742	$91,184
Total liabilities and shareholders’ equity	$898,877	$877,320	$851,419	$833,504	$808,717

EAGLE FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands)
Unaudited

	Three Months Ended
	03/31/2020	12/31/2019	09/30/2019	06/30/2019	03/31/2019
Interest and Dividend Income
Interest and fees on loans	$7,939	$7,908	$8,022	$7,690	$7,518
Interest on federal funds sold	1	1	1	1	1
Interest and dividends on securities available for sale:
Taxable interest income	895	794	750	760	785
Interest income exempt from federal income taxes	167	183	205	227	242
Dividends	19	21	16	16	16
Interest on deposits in banks	86	120	90	55	31
Total interest and dividend income	$9,107	$9,027	$9,084	$8,749	$8,593
Interest Expense
Interest on deposits	$1,102	$1,071	$1,123	$1,055	$944
Interest on federal funds purchased	—	—	—	5	25
Interest on Federal Home Loan Bank advances	—	6	9	—	—
Total interest expense	$1,102	$1,077	$1,132	$1,060	$969
Net interest income	$8,005	$7,950	$7,952	$7,689	$7,624
(Recovery of) Provision For Loan Losses	(97)	62	117	256	194
Net interest income after provision for loan losses	$8,102	$7,888	$7,835	$7,433	$7,430
Noninterest Income
Income from fiduciary activities	$297	$354	$369	$376	$282
Service charges on deposit accounts	284	313	306	282	285
Other service charges and fees	1,104	1,165	1,466	1,191	1,071
Gain on the sale of bank premises and equipment	—	—	16	—	120
(Loss) on sales of AFS securities	—	—	(4)	—	(3)
Officer insurance income	—	(26)	(22)	—	—
Other operating income	5	12	88	29	89
Total noninterest income	$1,690	$1,818	$2,219	$1,878	$1,844
Noninterest Expenses
Salaries and employee benefits	$4,088	$3,489	$4,120	$3,874	$3,542
Occupancy expenses	395	396	386	401	428
Equipment expenses	232	232	206	217	202
Advertising and marketing expenses	205	211	190	249	218
Stationery and supplies	32	57	49	37	29
ATM network fees	242	315	265	331	230
Other real estate owned expenses	2	24	51	—	—
(Gain)loss on the sale of other real estate owned	(132)	(4)	376	70	—
FDIC assessment	—	(36)	35	53	53
Computer software expense	120	125	114	110	110
Bank franchise tax	174	173	173	164	146
Professional fees	354	230	206	237	385
Data processing fees	481	369	363	303	240
Other operating expenses	682	729	877	778	648
Total noninterest expenses	$6,875	$6,310	$7,411	$6,824	$6,231
Income before income taxes	$2,917	$3,396	$2,643	$2,487	$3,043
Income Tax Expense	476	565	412	361	472
Net income	$2,441	$2,831	$2,231	$2,126	$2,571
Earnings Per Share
Net income per common share, basic	$0.71	$0.83	$0.65	$0.62	$0.74
Net income per common share, diluted	$0.71	$0.83	$0.65	$0.62	$0.74

EAGLE FINANCIAL SERVICES, INC.
Average Balances, Income and Expenses, Yields and Rates
(dollars in thousands)

	For the Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield
Assets:
Securities:
Taxable	$137,858	$914	2.67%	$122,969	$815	2.63%	$108,519	$801	2.99%
Tax-Exempt (1)	23,904	211	3.55%	26,272	231	3.49%	35,554	306	3.50%
Total Securities	$161,762	$1,125	2.80%	$149,241	$1,046	2.78%	$144,073	$1,107	3.12%
Loans:
Taxable	$645,380	$7,850	4.89%	$627,842	$7,811	4.94%	$593,870	$7,411	5.06%
Nonaccrual	2,049	—	—%	1,857	—	—%	2,322	—	—%
Tax-Exempt (1)	10,246	113	4.40%	10,983	123	4.44%	12,141	135	4.51%
Total Loans	$657,675	$7,963	4.87%	$640,682	$7,934	4.91%	$608,333	$7,546	5.03%
Federal funds sold	240	1	1.25%	237	1	1.67%	84	1	2.41%
Interest-bearing deposits in other banks	23,520	86	1.47%	28,711	120	1.66%	4,849	31	2.59%
Total earning assets	$841,148	$9,175	4.39%	$817,014	$9,101	4.42%	$755,017	$8,685	4.67%
Allowance for loan losses	(5,422)			(4,929)			(5,545)
Total non-earning assets	52,804			52,118			46,534
Total assets	$888,530			$864,203			$796,006
Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
NOW accounts	$100,540	$124	0.50%	$94,053	$109	0.46%	$87,579	$111	0.52%
Money market accounts	164,478	342	0.84%	151,460	350	0.92%	140,737	323	0.93%
Savings accounts	109,116	44	0.16%	106,756	49	0.18%	103,806	51	0.20%
Time deposits:
$250,000 and more	77,181	371	1.93%	70,118	346	1.96%	51,768	258	2.02%
Less than $250,000	62,217	221	1.43%	60,020	217	1.43%	63,727	200	1.27%
Total interest-bearing deposits	$513,532	$1,102	0.86%	$482,407	$1,071	0.88%	$447,617	$943	0.85%
Federal funds purchased	1	—	0.80%	1	—	2.38%	3,486	26	2.97%
Federal Home Loan Bank advances	—	—	—%	4,565	6	0.56%	—	—	—%
Total interest-bearing liabilities	$513,533	$1,102	0.86%	$486,973	$1,077	0.88%	$451,103	$969	0.87%
Noninterest-bearing liabilities:
Demand deposits	267,560			270,531			248,699
Other Liabilities	9,485			11,519			7,384
Total liabilities	$790,578			$769,023			$707,186
Shareholders’ equity	97,952			95,180			88,820
Total liabilities and shareholders’ equity	$888,530			$864,203			$796,006
Net interest income		$8,073			$8,024			$7,716
Net interest spread			3.53%			3.54%			3.80%
Interest expense as a percent of average earning assets			0.53%			0.52%			0.52%
Net interest margin			3.86%			3.90%			4.14%

(1)	Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.
Reconciliation of Tax-Equivalent Net Interest Income
(dollars in thousands)

	Three Months Ended
	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
GAAP Financial Measurements:
Interest Income - Loans	$7,939	$7,908	$8,022	$7,690	$7,518
Interest Income - Securities and Other Interest-Earnings Assets	1,168	1,119	1,062	1,059	1,075
Interest Expense - Deposits	1,102	1,071	1,123	1,055	944
Interest Expense - Other Borrowings	—	6	9	5	25
Total Net Interest Income	$8,005	$7,950	$7,952	$7,689	$7,624
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$24	$26	$28	$28	$28
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	44	48	54	60	64
Total Tax Benefit on Tax-Exempt Interest Income	68	$74	$82	$88	$92
Tax-Equivalent Net Interest Income	$8,073	$8,024	$8,034	$7,777	$7,716